Exhibit 99.2

[LETTERHEAD OF KWM]

January 11, 2019

To:          Pinduoduo Inc.

28/F, No. 533 Loushanguan Road,

Changning District, Shanghai 200051

People’s Republic of China

Re:   Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Pinduoduo Inc. (the “Company”), a company incorporated with limited liability under the laws of the Cayman Islands and listed on the Nasdaq Global Select Market solely in connection with the sale by the Company and certain selling shareholders of a certain number of American Depositary Shares (the “ADSs”), each representing four Class A ordinary shares of the Company, par value US$0.000005 per share (the “Offering”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”).

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiaries” means the wholly-foreign owned enterprises incorporated by the Company in the PRC, i.e. Hangzhou Weimi Network Technology Co., Ltd., Walnut Street (Shanghai) Information Technology Co., Ltd. and

Shenzhen Qianhai Xinzhijiang Information Technology Co., Ltd.; (D) “Variable Interest Entity” means the variable interest entity incorporated in the PRC, i.e. Hangzhou Aimi Network Technology Co., Ltd.; (E) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (F) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the PRC Subsidiaries and the Variable Interest Entity, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)    the genuineness of all the signatures, seals and chops;

(2)    the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)    the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)    that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)    that all information (including factual statements) provided to us by the Company, the PRC Subsidiaries and the Variable Interest Entity in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries and the Variable Interest Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)    that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)    that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)    that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9)    that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10)  that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.       Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)      Based on our understanding of the current PRC Laws, (a) the ownership structures of the PRC Subsidiaries and the Variable Interest Entity, both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws; and (b) each of the VIE Agreements is legal, valid, binding and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(ii)     The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws

(including the M&A Rules), a prior approval from the CSRC is not required for the Offering because (a) the PRC subsidiaries were incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners; and (b) the Company does not constitute a “special purpose vehicle”, to which the relevant provisions of the M&A Rules are applicable. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(iii)    The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(iv)    We are of the opinion that, as of the date hereof, the discussions of PRC taxation in the Prospectuses are true and accurate based on the PRC Laws; and the statements of law and legal conclusions in the Registration Statement under the caption “Taxation—PRC Taxation” constitute our opinion as to the material tax consequences of an investment in the ADSs under the PRC Laws.

(v)     All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Related Party Transactions”, “Business”, “Corporate History and Structure”, “Regulation”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

II.     Qualifications

This opinion is subject to the following qualifications:

(a)     This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)     This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)     This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)     This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ King & Wood Mallesons

King & Wood Mallesons

Appendix A

List of VIE Agreements

1.      the Shareholders’ Voting Rights Proxy Agreement among Hangzhou Weimi Network Technology Co., Ltd., Hangzhou Aimi Network Technology Co., Ltd. and the shareholders of Hangzhou Aimi Network Technology Co., Ltd. dated April 25, 2018;

2.      the Equity Pledge Agreement among Hangzhou Weimi Network Technology Co., Ltd., Hangzhou Aimi Network Technology Co., Ltd. and the shareholders of Hangzhou Aimi Network Technology Co., Ltd. dated April 25, 2018;

3.      the Exclusive Consulting and Services Agreement between Hangzhou Aimi Network Technology Co., Ltd. and Hangzhou Weimi Network Technology Co., Ltd. dated June 5, 2015; and

4.      the Exclusive Option Agreement among Hangzhou Weimi Network Technology Co., Ltd., Hangzhou Aimi Network Technology Co., Ltd. and the shareholders of Hangzhou Aimi Network Technology Co., Ltd. dated April 25, 2018.